UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

Black Ridge Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 100, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to Credit Agreement

On December 13, 2013, Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Company”), entered into an amendment (the “Amendment”) to the Credit Agreement dated August 8, 2013, by and between the Company and Cadence Bank, N.A., a national banking association (the “Bank”) (“Senior Credit Facility”). The Company entered into the Amendment in connection with the Acquisition described in Item 2.01 below. The Amendment adds the properties acquired in the Acquisition to the mortgage and increases the initial borrowing base amount from $7,000,000 to $18,000,000. In addition, the Amendment provides that, for purposes of determining compliance with financial covenants, the Company’s EBITDAX for the third and fourth quarters of 2013 will be subject to proforma adjustment to include EBITDAX results for the third and fourth quarters of 2013 attributable to properties acquired in the Acquisition described in Item 2.01 below. Finally, the Amendment revises the Collateral Coverage Ratio to be not less than 1.25 to 1.0 as of the end of each calendar quarter, commencing with the calendar quarter ending December 31, 2013 in order to be consistent with the Subordinated Credit Facility.

The foregoing description of the Amendment to the Credit Agreement is a summary only and is qualified in its entirety by reference to the First Amendment to Credit Agreement, attached hereto as Exhibit 10.1, which is incorporated herein by reference.

First Amendment to Second Lien Credit Agreement

On December 13, 2013, the Company entered into an amendment (the “Subordinated Credit Amendment”) to the Second Lien Credit Agreement dated August 8, 2013, by and among the Company, as borrower, Chambers Energy Management, LP, as administrative agent (“Chambers”), and several other lenders (the “Subordinated Credit Facility”). The Company entered into the Subordinated Credit Amendment in connection with the Acquisition described in Item 2.01 below. The Amendment provides that, for purposes of determining compliance with certain financial covenants, Consolidated EBITDA will be subject to pro forma adjustments for (i) the actual earnings derived from Properties acquired or disposed of in a material transaction as permitted under the Second Lien Credit Agreement, as if the material transaction occurred on the first day of the applicable determination period and (ii) the actual earnings derived from the properties acquired under the Acquisition described in Item 2.01 below as if such Acquisition had occurred on July 1, 2013. In addition, the Amendment changes the reference to the amount under the First Lien Carve Out from $10,000,000 to $18,000,000.

The foregoing description of the Subordinated Credit Amendment is a summary only and is qualified in its entirety by reference to the First Amendment to Second Lien Credit Agreement, attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed in a Current Report on Form 8-K on November 20, 2013, the Company and CP Exploration, LP, a Texas domestic limited partnership (the “Seller”), entered a Purchase and Sale Agreement (the “PSA”) dated November 15, 2013, wherein the Company agreed to acquire from the Seller certain oil and gas leasehold interests and related assets and contractual rights in the Williston Basin of North Dakota (the “Acquisition”). The leasehold interests cover approximately 2,040 net acres. The effective date of the Acquisition is October 1, 2013.

On December 13, 2013, the Company closed the Acquisition for consideration of $20,500,000 of cash (the “Purchase Price”), which is subject to customary adjustments. The Company funded the Purchase Price of the Acquisition with proceeds from borrowings under its existing credit facilities and cash on hand.

The foregoing description of the PSA is a summary only and is qualified in its entirety by reference to the terms of the Purchase and Sale Agreement filed as an exhibit to the Current Report on Form 8-K of the Company filed on November 20, 2013.

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Item 7.01 Regulation FD Disclosure.

On December 16, 2013, the Company issued a press release regarding the closing of the Acquisition and certain other information. On December 16, 2013 Oil & Gas 360® also posted an interview of Mr. Ken DeCubellis, the Company’s CEO, discussing the near-term benefits and details of the Williston transaction. The interview can be found on the Black Ridge website and www.oilandgas360.com. A copy of the press release is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in the press release and this Item 7.01 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into the Company's filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as set forth with respect thereto in any such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Financial statements of the acquired business are not included in this Current Report on Form 8-K. Such financial statements will be filed within 71 calendar days after the date on which this Current Report on Form 8-K report is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information relative to the acquired business is not included in this Current Report on Form 8−K report. Such pro forma financial information will be filed within 71 calendar days after the date on which this Current Report on Form 8−K report is required to be filed.

(d) Exhibits

10.1	First Amendment to Credit Agreement, dated December 13, 2013 by and between Black Ridge Oil & Gas, Inc., as Borrower, and Cadence Bank, N.A., as Lender.

10.2	First Amendment to Second Lien Credit Agreement, dated December 13, 2013 by and among the Black Ridge Oil & Gas, Inc., as Borrower, Chambers Energy Management, LP, as Administrative Agent, and the several other lenders.

99.1	Press release (furnished).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

(Registrant)

Date: December 16, 2013

/s/ James Moe, Chief Financial Officer

James Moe, Chief Financial Officer

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